Exhibit 10.18

Execution Version

ADDENDUM TO EMPLOYMENT AGREEMENT

THIS ADDENDUM TO THE EMPLOYMENT AGREEMENT (the “Agreement”) is made as of December 26, 2023, by and between Mawson Infrastructure Group, Inc. (the “Company”) and Rahul Mewawalla (the “Executive”) (together, the “Parties” and each a “Party”).

RECITALS

WHEREAS, the Company executed an Employment Agreement with the Executive (the “Employment Agreement”) on May 22, 2023 (“Effective Date”); and

WHEREAS, as a result of certain conditions, the Company did not make certain equity grants as per the terms and timelines it was obligated to the Executive that, at such time, could have jeopardized the ability of the Company to continue as a going concern, and the parties are entering into this Agreement to provide additional benefits to the Executive to compensate the Executive for such failure of the Company to meet such obligations; and

WHEREAS, the Company and the Executive have agreed to incorporate the following updates as part of that Employment Agreement with immediate effect.

NOW, THEREFORE, the Parties hereto agree as follows:

●	Section 5(c) of the Employment Agreement is entirely replaced and amended by the following: “In calendar year 2024, but in no event later than October 31, 2024, Executive will receive a fully vested restricted stock unit award under the Company’s Equity Plan with a fair value of at least $500,000 (the “Sign-on Stock Award”) and no less than the number of restricted stock units that the Executive would have otherwise received based on the price per restricted stock unit per the original timeline pursuant to the Employment Agreement.”

●	Section 5(h) of the Employment Agreement is entirely replaced and amended by the following: “In calendar year 2024, but in no event later than October 31, 2024, Executive will receive a fully vested restricted stock unit award under the Company’s Equity Plan with a fair value of at least $1,000,000 (the “Inducement Stock Award”) (rounded to the nearest whole share of the Company’s common stock) and no less than the number of restricted stock units that the Executive would have otherwise received based on the price per restricted stock unit per the original timeline pursuant to the Employment Agreement.”

●	Section 5(h)(ii) of the Employment Agreement is entirely replaced and amended by the following: “The Stock Options, the Sign-on Stock Award, Restricted Stock Award, Inducement Stock Award and any future equity, stock or options awards that the Executive may receive will each provide that in the event a broker-assisted exercise (or similar mechanic) has not been sufficiently adopted or made sufficiently available by the Company to the Executive, the Executive will have the right and the Company shall cover, during and post his employment with the Company, the required full tax withholding (as per the withholdings elected by Executive at such time) upon vesting and upon vesting and settlement (or in the case of options, exercise) by retaining shares of the vested stock award (in the case of awards of restricted stock or restricted stock units) or shares acquired upon exercise (in the case of stock options). In addition, in the case of any stock option grants, the Executive will have the right and the Company shall cover the exercise price by retaining shares acquired upon such exercise. The Company shall also cause the Administrator of the Company’s Equity Plans to comply with the provisions of this paragraph.”

●	Section 7(a)(iv) is added to the Employment Agreement with the following: “Provide for the full and immediate vesting and settlement acceleration of all unvested and all unsettled equity, including stock options and restricted stock units, of the Executive that are granted prior to October 31, 2024. If the Company is unwilling or unable to immediately accelerate vesting and settlement of all unvested equity and all unsettled equity and cover the required full tax withholdings, the Executive shall have the right to have the Company cancel such equity awards and for the Company to immediately provide payment in cash equivalent to the value of such equity to the Executive. The Company shall also cause the Administrator of the Company’s Equity Plans to comply with the provisions of this paragraph.”

Execution Version

●	Section 7(d)(iii) of the Employment Agreement is entirely replaced and amended by the following: “Provide for the full and immediate vesting and settlement acceleration of all unvested and all unsettled equity, including stock options and restricted stock units, of the Executive. If the Company is unwilling or unable to immediately accelerate vesting and settlement of all unvested equity and all unsettled equity and cover the required full tax withholdings, the Executive shall have the right to have the Company cancel such equity awards and for the Company to immediately provide payment in cash equivalent to the value of such equity to the Executive. The Company shall also cause the Administrator of the Company’s Equity Plans to comply with the provisions of this paragraph.”

●	Section 27 of the Employment Agreement (Clawback Policy) is entirely replaced and amended by the following: “Notwithstanding anything in this Agreement, the Company’s Equity Plans, Restricted Share Units or Options Agreements, Company’s Clawback policies, Administrator’s rights or entitlements, or otherwise in any other documents or provisions to the contrary, the Company and the Administrator of the Company’s Equity Plans acknowledges and agrees that the Company and the Administrator shall only be entitled and able to recoup, cancel, or not issue compensation, including equity awards and equity compensation, paid, payable or due to the Executive pursuant to this Agreement or otherwise, if such policy or policies of the Company (the “Clawback Policy”) with effect to the Executive is solely limited to the mandatory requirements of an exchange on which the Company’s shares are listed for trading, applicable SEC regulation or other regulatory agency’s mandatory provisions to which the Company is known to be subject. The Company and the Administrator of the Company’s Equity Plans shall not have any other entitlement, right, or any other discretion to recoup, cancel or not issue Executive’s compensation, including equity awards and equity compensation, including vested or unvested, settled or unsettled equity. The Company and the Administrator of the Company’s Equity Plans acknowledges that this Clawback Policy with effect to the Executive may not be modified at any time without agreement of all the Parties. The Company shall also cause the Administrator of the Company’s Equity Plans to comply with the provisions of this paragraph.”

Signed on behalf of the Executive:

/s/ Rahul Mewawalla
Rahul Mewawalla

Signed on behalf of the Company:

/s/ Ryan Costello	/s/ Greg Martin	/s/ Michael Hughes
Ryan Costello	Greg Martin	Michael Hughes